Exhibit 99.1

Opiant Pharmaceuticals Appoints Biotech and Pharmaceutical Industry Veteran Richard Daly to Board of Directors

SANTA MONICA, Calif., June 12, 2018 -- Opiant Pharmaceuticals, Inc. ("Opiant") (NASDAQ: OPNT), a specialty pharmaceutical company developing pharmacological treatments for addictions, today announced the appointment of Richard J. Daly as a non-executive director and a member of the Audit Committee. Mr. Daly has supported the successful launch of 10 drugs during a 27-year career in the biotech and pharmaceutical industry. With his appointment, the Opiant Board now consists of six members, four of whom are independent.

"I am delighted to have Richard join our Board of Directors," said Roger Crystal, M.D., Opiant’s Chief Executive Officer. "He has extensive biopharma experience especially around commercializing new therapies in the USA. I look forward to leveraging his vast industry expertise as we advance our addiction pipeline."

"With the opioid crisis gripping America, and overdose deaths on the rise, more medical therapies are needed," said Mr. Daly. "I firmly believe that Opiant has a unique opportunity to be a leader in the field of pharmacological treatments for various addictions. It strengths lie in its innovative technology platform and broad product development pipeline, which also include treatments in development for Alcohol Use Disorder and Bulimia Nervosa."

Mr. Daly is currently the Chairman and Chief Executive Officer of Neuralstem, Inc. (Nasdaq: CUR), a clinical-stage CNS company with assets in development for the treatment of major depressive disorder, ALS, stroke, and chronic spinal cord injury. Prior to Neuralstem, he was a Managing Partner for Ravine Rock Partners, LLC, a biotech-focused management consulting firm. Previously, Mr. Daly served as President of AstraZeneca U.S. - Diabetes, a subsidiary of AstraZeneca Pharmaceutical LP. He was responsible for all functions of the $1.3 billion, 3,000 employee, primary care/specialty organization. Prior to this, Mr. Daly was co-Founder of SagePath Partners, a pharmaceutical outsourced commercial services company. Mr. Daly also held various roles of increasing responsibility over a 20-year period at Takeda Pharmaceuticals, where he was a founding member of the leadership team and most recently served as Executive Vice President, responsible for growing a $5 billion P&L and expanding the company’s commercial footprint in the Americas, and TAP Pharmaceuticals, a joint venture between Abbott Labs and Takeda that generated peak sales in excess of $3 billion.

Mr. Daly is currently a member of the Board of Directors of Catalyst Pharmaceuticals (Nasdaq: CPRX). Mr. Daly also served on the Board of Synergy Pharmaceuticals (Nasdaq: SGYP) from 2015 until 2018. He earned his B.S. in Microbiology from the University of Notre Dame and his M.B.A. from the Kellogg School of Management at Northwestern University.

Mr. Daly is currently the Chairman and Chief Executive Officer of Neuralstem, Inc. (Nasdaq: CUR), a clinical-stage CNS company with assets in development for the treatment of major depressive disorder, ALS, stroke, and chronic spinal cord injury. Prior to Neuralstem, he was a Managing Partner for Ravine Rock Partners, LLC, a biotech-focused management consulting firm. Previously, Mr. Daly served as President of AstraZeneca U.S. – Diabetes, a subsidiary of AstraZeneca Pharmaceutical LP. He was responsible for all functions of the $1.3 billion, 3,000 employee, primary care/specialty organization. Prior to this, Mr. Daly was co-Founder of

Exhibit 99.1

SagePath Partners, a pharmaceutical outsourced commercial services company. Mr. Daly also held various roles of increasing responsibility over a 20-year period at Takeda Pharmaceuticals, where he was a founding member of the leadership team and most recently served as Executive Vice President, responsible for growing a $5 billion P&L and expanding the company’s commercial footprint in the Americas, and TAP Pharmaceuticals, a joint venture between Abbott Labs and Takeda that generated peak sales in excess of $3 billion.

Mr. Daly is currently a member of the Board of Directors of Catalyst Pharmaceuticals (Nasdaq: CPRX). Mr. Daly also served on the Board of Synergy Pharmaceuticals (Nasdaq: SGYP) from 2015 until 2018. He earned his B.S. in Microbiology from the University of Notre Dame and his M.B.A. from the Kellogg School of Management at Northwestern University.

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc. is a specialty pharmaceutical company developing pharmacological treatments for addictions. The National Institute on Drug Abuse (NIDA), a component of the National Institutes of Health (NIH), describes these disorders as chronic relapsing brain diseases which burden society at both the individual and community levels. With its innovative opioid antagonist nasal delivery technology, Opiant is positioned to become a leader in these treatment markets. Opiant's first product, NARCAN® Nasal Spray, is exclusively licensed to Adapt Pharmaceuticals, and is approved for marketing in the U.S. and Canada. For more information please visit: www.opiant.com.

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CONTACTS:
Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 535-7746